EXHIBIT 11
                                 ----------

                   PEOPLES BANCORP INC. AND SUBSIDIARIES
                   -------------------------------------
                     COMPUTATION OF EARNINGS PER SHARE
                     ---------------------------------


                                             For the Three Months Ended
                                                      March 31,
                                                1997            1996*
PRIMARY EARNINGS PER SHARE
--------------------------
EARNINGS:
Net income                                   $2,002,000      $1,881,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding    3,445,870       3,428,657
Net effect of the assumed exercise of stock
 options based on the treasury stock method      76,780          32,398
                                             ----------      ----------
  Total                                       3,522,650       3,461,055

  PRIMARY EARNINGS PER SHARE                      $0.57           $0.54
                                             ==========      ==========

FULLY DILUTED EARNINGS PER SHARE
--------------------------------
EARNINGS:
Net income                                   $2,002,000      $1,881,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding    3,445,870       3,428,657
Net effect of the assumed exercise of stock
 options based on the treasury stock method      88,118          35,346
                                             ----------      ----------
  Total                                       3,533,988       3,464,003

  FULLY DILUTED EARNINGS PER SHARE                $0.57           $0.54
                                             ==========      ==========


* Adjusted for 10% stock dividend issued August 1, 1996, to shareholders of record as of July 15, 1996.